September 11, 2003


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Pacific Land and Coffee Corporation


Ladies and Gentlemen:


I have read Item 4 of Pacific Land and Coffee Corporation's Form 8-K dated September 8, 2003 (Date of earliest event reported: September 8, 2003), and am in agreement with the statements contained in the paragraph therein.

Very truly yours,


/s/ ____________________
David T. Thomson, PC


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